Earnings Release

RELIANCE BANCSHARES, INC. ANNOUNCES THIRD QUARTER, 2009 RESULTS

ST. LOUIS, November 4, 2009 – Reliance Bancshares, Inc., the parent company of Reliance Bank and Reliance Bank, FSB, announces its third quarter, 2009 results and reports a net loss of $ 5.775 million, with year-to-date net loss of $14.057 million.  The financial results have been severely impacted by the challenges of the continued erosion in the general economy, especially in regards to construction, land acquisition and development and the commercial real estate sector.  Collectively, these challenges have resulted in increased expenses associated with stressed assets.  These challenges caused the Company to implement even higher standards of credit management by increasing its reserve for possible loan losses to $26.270 million, an $11.964 million increase over year-end 2008.  This reserve represents 2.20% of outstanding loans.  The third quarter, 2009 provision for possible loan losses was $11.4 million compared to the prior year quarter of $1.8 million.  The greater provision was the primary cause for the reduction in earnings.  In addition, increases of $1.667 million in FDIC assessments and $2.944 million in expenses associated with other real estate impacted earnings for the first nine months of 2009.

The Company continues to achieve cost savings in salaries and employee benefits, advertising and other non-interest expenses.  These cost savings were implemented by management in the latter part of the first quarter, 2009.  As a result, third quarter, 2009 reductions compared to the prior year’s quarter includes salaries and employee benefits of $.900 million and advertising costs of $.264 million.  Compared to the prior year, for the nine months ended September 30, 2009, salaries and employee benefits and advertising costs are down $1.993 million and $.590 million, respectively.  An additional $.109 million in cost reductions, for the same period, has been realized in other non-interest expenses.

While net interest income for the quarter ended September 30, 2009, decreased slightly by $.295 million, or 2.9%, compared to the prior year’s quarter, for the nine months ended September 30, 2009, net interest income increased $1.386 million compared to the same period in 2008.  The year over year growth in net interest income resulted from improved loan pricing, an 11.3% increase in total deposits, including the improvement in the total deposit mix which lowered the average cost of funds, an 83.7% reduction in short-term borrowings, a 13.4% reduction in long-term borrowings and re-pricing opportunities.

Total assets as of September 30, 2009 were $1.5 billion.  This represents a 4.1% increase compared to September 30, 2008 and a decrease of 2.4% compared to December 31, 2008.  Loans decreased 2.7% or $32.6 million for the twelve month period ended September 30, 2009, and compared to year-end December, 2008, decreased $62.8 million or 5.0%.  Management remains diligent as it focuses on loan quality and its efforts to improve profitability.

During the third quarter of 2009, net charge-offs were $9.2 million.  Non-performing loans totaled 7.6% of outstanding loans as of September 30, 2009, compared to the prior year of 1.2%.  The increase in the provision for loan losses was due to additional reserves needed to shore-up credits that have been identified by management to have deteriorated and provide for uncertainty in the current economy.  We continue to be burdened by an unfavorable Florida real estate market and a significant decline in the St. Louis real estate market.

Originated In
	Florida	All other	Total
Net charge-offs (year-to-date 9/30/2008)	$5.0 million	$0.8 million	$5.8 million
Net charge-offs (year-to-date 9/30/2009)	$12.5 million	$3.2 million	$15.7 million
Net charge-offs (quarter ended 9/30/08)	$1.6 million	$0.5 million	$2.1 million
Net charge-offs (quarter ended 9/30/09)	$7.3 million	$1.9 million	$9.2 million
Non-performing Loans (9/30/2008)	$9.8 million	$5.5 million	$15.3 million
Non-performing Loans (12/31/2008)	$30.1 million	$4.8 million	$34.9 million
Non-performing Loans (9/30/2009)	$46.0 million	$44.5 million	$90.5 million
Non-performing Assets* (9/30/2008)	$15.7 million	$11.2 million	$26.9 million
Non-performing Assets* (12/31/2008)	$37.5 million	$12.7 million	$50.2 million
Non-performing Assets* (9/30/2009)	$52.0 million	$53.8 million	$105.8 million
Outstanding Loans Originated In
Respective Markets	$108.3 million	$1,083 million	$1,192 million
     * Non-performing Assets are comprised of Non-performing Loans and Other
       Real Estate Owned

Total revenue, defined as total interest income and non-interest income, was $20.4 million for the quarter ended September 30, 2009.  This represents a 4.3% decrease compared to the same quarter end, 2008.  Net interest income for the same period decreased 2.9% or $.3 million to $9.8 million.  In the nine months ended September 30, 2009, net interest income increased $1.4 million to $28.2 million, compared to the same period, prior year, the result of reduced interest paid on deposits.

Total deposits decreased $8.0 million, or 0.65%, for the nine month period ended September 30, 2009, the primary result of a reduction in wholesale funds; however, for the twelve month period ended September 30, 2009, total deposits increased $123.5 million or 11.3% to $1.2 billion.  This increase consisted of $10.3 million in non-interest bearing deposits and $113.1 million in interest bearing deposits.  Throughout 2008, the company attracted new deposits and customers through numerous marketing campaigns.  The Company launched two campaigns during the first nine months of 2009 – in February, general branding and in September, a savings promotion supported by newspaper and radio advertising.

Jerry S. Von Rohr, Chairman and Chief Executive Officer of Reliance Bancshares, Inc. said, “While recent news of an improved national economy were announced, we continue to experience volatile and eroding consequences as it relates to the general economy.  Although only representing approximately 7% of our total assets, the continued strains of our Florida franchise, coupled with the decline of the Company’s overall asset quality, have initiated elevated executive management processes as they relate to problem asset disposition.   Our commitment, focus and resolve remain prudently proactive as we work through the issues affecting our overall performance.  For the year, the Company continues to gain deposit market share, improve operational efficiencies, net interest margin and liquidity.  Our paramount objective, however, is to preserve asset quality and capital.”

About Reliance Bancshares, Inc.

Reliance Bancshares, Inc., headquartered in St. Louis, MO, is a publicly held Missouri bank holding company that provides a full range of banking services to individual and corporate customers.  The Company’s common stock is quoted on the Pink Sheets (www.pinksheets.com) under the symbol “RLBS”.   It currently operates 20 branches in the St. Louis metropolitan area under the name of Reliance Bank and two Loan Production Offices – one in Tempe, Arizona and another in Houston, Texas.  It also owns and operates Reliance Bank, FSB, which is located in Fort Myers, Florida, with three branches in the Southwest Florida area.  The company’s total assets as of September 30, 2009 exceeded $1.5 Billion.  Reliance Bank’s website can be found at www.reliancebankstl.com

Forward looking statements

This news release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  When used in this news release, the words “anticipates,” “expects,” intends” and similar expressions as they relate to Reliance Bancshares, its operations or its management are intended to identify such forward-looking statements.  These forward-looking statements are subject to numerous risks and uncertainties.  There are important factors that could cause actual results to differ materially from those in forward-looking statements, certain of which are beyond our control.  These factors, risks and uncertainties are discussed in our most recent Annual Report on Form 10-K filed with the SEC, as updated from time to time in our other SEC filings.

Contact:
Reliance Bancshares, Inc.
Investor Relations
Sue Freed, Sr. Vice President
314-569-7208
sfreed@reliancebankstl.com

RELIANCE BANCSHARES, INC.
CONSOLIDATED SUMMARY
(Unaudited)
(In thousands)

			December 31,
BALANCE SHEETS	September 30, 2009	September 30, 2008	2008
ASSETS
Cash and due from banks	$ 27,757	$12,717	$ 14,367
Short-term investments	22,930	2,042	43,379
Debt and equity investments	240,261	178,331	202,724
Loans	1,191,684	1,224,273	1,254,496
Less reserve for loan losses	(26,270)	(12,399)	(14,306)

Net loans	1,165,414	1,211,874	1,240,190

Premises and equipment, net	42,716	44,491	44,143
Goodwill and identifiable intangible assets	1,290	1,307	1,303
Other real estate owned	15,297	11,653	15,289
Other assets	21,204	13,714	12,594

Total assets	$ 1,536,869	$1,476,129	$1,573,989

LIABILITIES & EQUITY
Noninterest bearing deposits	64,730	54,402	59,375
Interest bearing deposits	1,155,281	1,042,132	1,168,672

Total deposits	1,220,011	1,096,534	1,228,047
Short-term borrowings	14,049	86,215	63,919
Long-term FHLB borrowings	129,000	149,000	136,000
Other liabilities	6,589	7,820	6,414

Total liabilities	1,369,649	1,339,569	1,434,380
Stockholders’ equity	167,220	136,560	139,609

Total liabilities & equity	$1,536,869	$1,476,129	$1,573,989

	For the Nine	For the Nine	For the Quarter	For the Quarter
	months Ended	months Ended	Ended	Ended
INCOME STATEMENTS	30-Sep-09	30-Sep-08	30-Sep-09	30-Sep-08

Total interest income	$58,241	$ 57,630	$ 18,934	$20,745
Total interest expense	30,063	30,839	9,095	10,611

Net interest income	28,178	26,791	9,839	10,134
Provision for loan losses	27,700	8,539	11,450	1,800

Net after provision	478	18,252	(1,611)	8,334
NONINTEREST INCOME
Service charges on deposits	714	583	265	210
Gain (loss) sale of securities	807	312	807	0
Other income	1,102	1,095	400	375

Total noninterest income	2,623	1,990	1,472	585
NONINTEREST EXPENSE
Salaries and benefits	10,636	12,628	3,320	4,220
Other real estate expense	3,829	885	2,067	409
Occupancy and equipment	3,331	3,376	1,119	1,213
FDIC assessment	2,336	669	675	292
Data processing	1,500	1,359	505	474
Advertising	201	791	26	290
Other	2,833	2,942	1,015	903

Total noninterest expense	24,666	22,650	8,727	7,801

Income before taxes	(21,565)	(2,408)	(8,866)	1,118
Income taxes	(7,508)	(1,199)	(3,091)	267

Net income	$(14,057)	$ (1,209)	$ (5,775)	$ 851